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                                                                       EXHIBIT 5


                           (MCAFEE & TAFT LETTERHEAD)


                                 August 27, 2003


Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, OK 73134

Ladies and Gentlemen:

         We have acted as counsel to Dobson Communications Corporation (the "Company") in connection with a Registration Statement on Form S-3 (together with any subsequent amendments thereto, the "Registration Statement"), relating to the sale by the selling shareholders identified in the Registration Statement of up to 44,166,583 shares of the Company's class A common stock, par value $.001 per share (the "Class A Common Stock"), 686,201 shares of the Company's Series F convertible preferred stock, par value $1.00 per share (the "Series F Preferred Stock"), such indeterminate amount of shares of the Series F preferred stock that may be issued upon payment of dividends payable in shares of Series F Preferred Stock (the "Dividend Preferred Stock") and such indeterminate amount of shares of Class A Common Stock that may be issued upon the conversion of the Series F Preferred Stock (the "Conversion Shares," collectively with the Class A Common Stock, the Series F Preferred Stock and the Dividend Preferred Stock, the "Shares"). The Shares are to be sold from time to time as set forth in the Registration Statement.

         We have examined the Company's Amended and Restated Certificate of Incorporation (including the Certificate of Designation creating the Series F Preferred Stock (the "Certificate of Designation")) and Amended and Restated Bylaws, minutes of certain meetings of the Company's Board of Directors and have made such other investigations of fact and law as we deem necessary to render the opinions set forth herein.

         Based on the foregoing, we are of the opinion that:

         o the shares of Class A Common Stock and Series F Preferred Stock have been duly authorized by all requisite corporate action and are validly issued, fully paid and nonassessable;

         o the shares of Dividend Preferred Stock have been duly authorized by all requisite corporate action and, when issued as legally declared dividends in accordance with Oklahoma law and the Certificate of Designation, the Dividend Preferred Stock will be validly issued, fully paid and nonassessable; and


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         o        the shares of Conversion Shares have been duly authorized by all requisite corporate action and, when issued in accordance with Oklahoma law and the Certificate of Designation, the Conversion Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to this firm appearing under the caption "Legal Matters" and elsewhere in the prospectus that is part of the Registration Statement.

                                   Very truly yours,

                                   /s/ McAfee & Taft A Professional Corporation